Exhibit 10.1
EXECUTION COPY
SALE OF SHARES AND CLAIMS AGREEMENT
between
THERMADYNE INDUSTRIES, INC.
and
THERMAWELD INDUSTRIES (PROPRIETARY) LIMITED

TABLE OF CONTENTS

1.	INTERPRETATION	4

2.	CONDITIONS	11

3.	PURCHASE AND SALE	12

4.	PURCHASE PRICE, APPORTIONMENT AND PAYMENT	13

5.	INTERIM PERIOD	15

6.	DELIVERY AND CLOSING	16

7.	WARRANTIES, RELEASE FROM DISCLOSED GUARANTEES, INDEMNITIES AND CLAIM LIMITATIONS	18

8.	FUNDING	25

9.	TRADING NAME	25

10.	CHANGE OF NAME	26

11.	ASSISTANCE	26

12.	ANNOUNCEMENTS	26

13.	CONFIDENTIALITY	27

14.	GOVERNING LAW AND DISPUTE RESOLUTION	28

15.	BREACH	31

16.	GENERAL	32

17.	ADDRESSES FOR LEGAL PROCESS AND NOTICES	34

18.	COSTS	35

19.	COUNTERPARTS	36

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SALE OF SHARES AND CLAIMS AGREEMENT
between
THERMADYNE INDUSTRIES, INC.
(a US Corporation incorporated in accordance with the laws of the state of Delaware, USA)
(“Seller”)
and
THERMAWELD INDUSTRIES (PROPRIETARY) LIMITED
(a company registered in accordance with the laws of the Republic of South Africa under Registration Number 2005/033316/07)
(“Purchaser”)
WHEREAS
A.	The Seller is, or will before the Implementation Date, be the owner of:
1.	100% of the issued shares in each of Unique and Maxweld;

2.	the Sale Claims; and

3.	the Trading Claims.
B.	The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, the Sale Equity in accordance with the provisions of this Agreement.

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IT IS ACCORDINGLY AGREED AS FOLLOWS:
1.	INTERPRETATION
1.1	Definitions

In this Agreement and the preamble above, unless the context requires otherwise:

1.1.1	“this Agreement”	means this sale of shares and claims agreement, together with the schedules and annexures;

1.1.2	“Annexure”	means an annexure to this Agreement (and “annexures” shall have a corresponding meaning);

1.1.3	“Bank”	means Sanlam Capital Markets Limited and/or Sanlam Private Equity, a division of Sanlam Life Insurance Limited;

1.1.4	“Business Day”	means any day other than a Saturday, Sunday or official public holiday in South Africa;

1.1.5	“Companies”	means collectively Unique and Maxweld, and “Company” means either of them as the context may require;

1.1.6	“Companies Act”	means the Companies Act, 61 of 1973 (as amended);

1.1.7	“Company Business”	means all of the business conducted by Unique and Maxweld;

1.1.8	“Effective Date”	means 1 December 2006;

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1.1.9	“Effective Date Accounts”	means the audited annual financial statements (including all notes thereto) of the Companies, for the financial year ending 31 December 2005, as adjusted in terms of the audited statements dated 11 July 2006 and attached hereto as Annexure “C”;

1.1.10	“Exchange Control Regulations”	means the Exchange Control Regulations published on 1 December 1961 pursuant to section 9 of the Currency and Exchange Act of 1933 in Government Notice R111 (as amended);

1.1.11	“GAAP”	means statements of generally accepted accounting practice, as contemplated in Section 286(3) of the Companies Act and as prescribed, as at the Effective Date, by the Accounting Practices Board of the Republic of South Africa;

1.1.12	“Implementation Date”	means the 3rd (third) Business Day following the date upon which the last Suspensive Condition is fulfilled or waived (as the case may be), or any other date that the Parties may agree in writing;

1.1.13	“Implementation Time”	means 12h00 on the Implementation Date;

1.1.14	“Maxweld”	means Maxweld & Braze (Proprietary) Limited, a company incorporated in accordance with the laws of the Republic of South Africa under Registration Number 2000/010018/07;

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1.1.15	“Maxweld Claims”	means all claims of whatsoever nature and howsoever arising (including, but not limited to, claims on loan account, if any) which the Seller has against Maxweld as at the Effective Date, but excludes the Trading Claims;

1.1.16	“Maxweld Shares”	means the ordinary par value fully paid shares owned by the Seller in Maxweld, comprising the entire issued share capital of Maxweld;

1.1.17	“Parties”	means collectively the Purchaser and the Seller and “Party” means any one of them as the context may require;

1.1.18	“Prime”	means the publicly quoted prime rate of interest charged by The Standard Bank of South Africa Limited, on overdraft, from time to time (and as certified, in the event of any dispute, by any manager of such bank, whose appointment it shall not be necessary to prove);

1.1.19	“Purchase Price”	means, subject to the provisions of clause 4.1.2, R130 000 000.00 (one hundred and thirty million Rand);

1.1.20	“Sale Claims”	means collectively the Maxweld Claims and the Unique Claims (but excludes the Trading Claims);

1.1.21	“Sale Equity”	means collectively the Sale Shares, the Trading Claims and the Sale Claims;

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1.1.22	“Sale Shares”	means the Maxweld Shares and the Unique Shares;

1.1.23	“SARS”	means the South African Revenue Services, or any body that is substituted for it, as the case may be;

1.1.24	“Signature Date”	means the date on which this Agreement is signed by the Party signing last in time;

1.1.25	“Specific Indemnities”	means the specific indemnities recorded in clause 7.2.2 below;

1.1.26	“Subsidiaries”	means collectively Selrod Welding (Pty) Ltd, Thermadyne Tlou’s EMP Welding (Pty) Ltd (to the extent of Unique’s shareholding therein); and Maxweld DIY Hardware (Pty) Ltd;

1.1.27	“Suspensive Conditions”	means the suspensive conditions recorded in clause 2.1;

1.1.28	“Suspensive Condition Date”	means the date that is 40 (forty) Business Days after the Signature Date, or such later date as the Parties may agree in writing;

1.1.29	“Trading Claims”	means those claims against the Companies arising before 1 December 2007 from the ordinary trading activities of the Seller and companies within the same group as the Seller (and not from the advances of shareholders’ loans) as amount to R19 355 719 (nineteen million three hundred and fifty five thousand seven hundred and nineteen Rand) (and as summarised in the

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spreadsheet attached to this Agreement as Annexure “D”);

1.1.30	“Unique”	means Thermadyne South Africa (Proprietary) Limited trading as Unique Welding Alloys, a company incorporated in accordance with the laws of the Republic of South Africa under Registration Number 2000/001361/07;

1.1.31	“Unique Claims”	means all claims of whatsoever nature and howsoever arising (including, but not limited to, claims on loan account, if any) which the Seller has against Unique as at the Effective Date, but excludes the Trading Claims;

1.1.32	“Unique Shares”	means the ordinary shares in the share capital of Unique owned by the Seller, comprising the entire issued share capital of Unique;

1.1.33	“Warranties”	means the warranties set out in the Warranty Schedule;

1.1.34	“Warranty Schedule”	means the warranty schedule attached hereto as Annexure “A”; and

1.1.35	“ZAR”	means the South African Rand, being the official currency of the Republic of South Africa.

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1.2	General Interpretation

For the purposes of this Agreement the following rules of construction shall apply, unless the context requires otherwise:
1.2.1	the singular shall include the plural and vice versa;

1.2.2	a reference to any one gender, whether masculine, feminine or neuter, includes the other two;

1.2.3	any reference to a person includes, without being limited to, any individual, body corporate, unincorporated association or other entity recognised under any law as having a separate legal existence or personality;

1.2.4	references to a statutory provision include any subordinate legislation made from time to time under that provision and references to a statutory provision include that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Agreement or any transaction entered into in accordance with this Agreement;

1.2.5	a “law” shall be construed as any law (including common law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure or enactment of any government, local government, statutory or regulatory body or court and shall be deemed to include the rules and other requirements of any applicable stock exchange;

1.2.6	references in this Agreement to “clauses” and “Annexures” are to clauses of, and annexures to, this Agreement;

1.2.7	any reference in this Agreement to “this Agreement” or any other agreement, document or instrument shall be construed as a reference to this Agreement or that other agreement, document or instrument as amended, varied, restated, novated or substituted from time to time;

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1.2.8	words and expressions defined in the Companies Act which are not defined in this Agreement shall have the same meanings in this Agreement as those ascribed to them in the Companies Act;

1.2.9	any word and expression defined in any clause shall, unless the application of the word or expression is specifically limited to the clause in question, bear the meaning ascribed to the word or expression throughout this Agreement; and

1.2.10	unless otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a Business Day, the next succeeding Business Day.
1.3	Specific Rules of Interpretation
1.3.1	The use of the word “including” followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s.

1.3.2	The terms of this Agreement have been negotiated and shall not be interpreted or construed to the disadvantage of a Party because that Party was responsible for or participated in the preparation of this Agreement (or any part of it) and the contra proferentum rule shall not be applied in the interpretation of this Agreement.
1.4	Headings and Sub-headings
All the headings and sub-headings in this Agreement are for convenience only and are not to be taken into account for the purposes of interpreting it.

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2.	CONDITIONS
2.1	The rights and obligations of the Parties under this Agreement (other than those set out in clause 1, in this clause 2 and in clauses 5, 8, and 11 to 19 inclusive), are subject to and conditional upon the fulfilment or waiver (as the case may be), of the following suspensive conditions, on or before the Suspensive Condition Date (unless another date is specified below, in which event such other date shall apply):
2.1.1	That the Seller procures the requisite approval in terms of the Exchange Control Regulations, to the extent necessary, for the disposal of the Sale Equity at the Purchase Price and the remittance of the Purchase Price to the Seller as contemplated in clause 4;

2.1.2	That the financing raised by the Purchaser from the Bank in order to meet its obligations in terms of this Agreement becomes unconditional in accordance with its terms; and

2.1.3	That the audit of the Companies’ 2006 financial results is duly completed (which completion shall be signified by a signed set of audited financial statements) by the independent registered accounting firm of KPMG LLC, which has been appointed by the shareholders of Thermadyne Holdings Corporation.
2.2	The Parties shall use all commercially reasonable endeavours to do whatever may be necessary to procure the fulfilment of the Suspensive Conditions (to the extent that such fulfilment is within the power and control of such Party), and the Parties shall co-operate with each other for that purpose.

2.3	Notwithstanding the aforegoing, the Purchaser shall use its best endeavours and shall perform all actions and take all such steps as are necessary and within its power to timeously fulfil all conditions on which the provision of the financing referred to in clause 2.1.2 is suspensive. In this regard the Purchaser shall:

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2.3.1	on no less than 1 (one) occasion per week during the Interim Period, appraise and inform the Seller in sufficient detail of all progress made by the Purchaser in performing its obligations set out in this clause 2.3;

2.3.2	where a delay is expected by the Purchaser in the fulfilment of any such condition, notify the Seller of the anticipated date of fulfilment of that condition, together with the reasons for such delay; and

2.3.3	notify the Seller as and when each such condition is fulfilled.
2.4	The Purchaser and the Seller may by agreement in writing at any time extend the period for the fulfilment of all or any of the Suspensive Conditions by such additional period as they may agree in writing.

2.5	If the Suspensive Conditions are not fulfilled by the Suspensive Condition Date, then the provisions of this Agreement which are suspended shall not take effect unless otherwise agreed in writing by the Parties. Neither Party shall have any claim against the other Party arising out of or in relation to the non-fulfilment of any of the Suspensive Conditions, save for a claim arising from a breach of the provisions of clause 2.2 or 2.3 above or any other provision obliging a Party to use reasonable commercial endeavours to procure the timeous fulfilment of the Suspensive Conditions.

2.6	If the Suspensive Conditions are fulfilled, then all of the provisions of this Agreement which were suspended in terms of clause 2.1 shall also take effect and become operative, and the whole of this Agreement shall accordingly become unconditional.
3.	PURCHASE AND SALE
3.1	Subject to the fulfilment or waiver, as the case may be, of the Suspensive Conditions, and with effect from the Effective Date, the Seller sells to the Purchaser and the Purchaser purchases from the Seller the Sale Shares, the Sale Claims and the Trading Claims upon and subject to the terms and conditions of this Agreement.

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3.2	The transaction contemplated in this Agreement shall close on the Implementation Date, (on which date ownership of the Sale Shares, Sale Claims and Trading Claims shall be given to the Purchaser), and all rights, benefits, privileges, obligations, risks and liabilities attaching to or in the Sale Claims, Trading Claims and the Sale Shares shall, subject to the Warranties and the terms of this Agreement, be assumed by the Purchaser with effect from that date. For the sake of clarity, the Seller shall not be responsible in any way for any tax liabilities which the Companies and/or the Purchaser may incur or sustain arising out of the sale of the Trading Claims in terms of this Agreement, and the Purchaser indemnifies the Seller in respect of all such liabilities.

3.3	The sale and purchase of all the Sale Shares, Trading Claims and the Sale Claims in terms of this Agreement is one indivisible transaction.
4.	PURCHASE PRICE, APPORTIONMENT AND PAYMENT
4.1	In consideration for the acquisition of the Sale Equity the Purchaser shall pay to the Seller the Purchase Price on the following terms:
4.1.1	R100 000 000.00 (one hundred million Rand) shall be paid by the Purchaser on the Implementation Date; and

4.1.2	the balance of the Purchase Price (being R30 000 000 (thirty million Rand)) (“Balance”) shall be payable on or before the third anniversary of the Implementation Date (“the Latest Balance Payment Date”), provided that to the extent that the Balance is not paid on the Implementation Date, the Balance shall accrue interest at the rate of 14% (fourteen percent) per annum, compounded annually in arrears, (calculated on the basis of 365 days), provided that the maximum amount of the Balance, adjusted in accordance with this clause 4.1.2, shall not, subject to the provisions of clause 4.4, exceed R44 446 000 (forty four million four hundred and forty six thousand Rand).

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4.2	For the sake of clarity, in the event of a restructuring by the Purchaser of the Companies and/or Company Business after the Effective Date, the obligations of the Purchaser to comply with the provisions of this Agreement shall be binding on the Purchaser’s successors and assigns.

4.3	Notwithstanding the provisions of clause 4.1.2, if any written notice of a Warranty indemnity claim (in terms of clause 7.2.1) or a Specific Indemnity claim (in terms of clause 7.2.2) has been timeously submitted to the Seller in terms of clause 7.4.4, and as at the Latest Balance Payment Date, the relevant claim/s has not been agreed or finally resolved in terms of clause 14, the Purchaser shall, on that date, pay the portion of the interest adjusted Balance which represents a fair and reasonable estimation of the principal value of the relevant claim/s into the trust account of the Seller’s attorneys, Bowman Gilfillan Inc, to be held in trust pending the final outcome of the claim/s instituted, whereafter such amounts held in trust shall be released by the Seller’s attorneys to the Parties in such amounts and proportions (or to the one Party only, where applicable) as they may be entitled to in light of agreement or final resolution of the disputed and pending claim. The remainder of the interest adjusted Balance (if any) shall be paid in terms of clause 4.1.2.

4.4	Subject to the provisions of clause 4.5, from the Latest Balance Payment Date and pending the release of the amounts held in trust by the Seller’s attorneys, the Balance owing to the Seller shall continue to accrue interest at the rate of 14% (fourteen percent) per annum, compounded annually in arrears, (calculated on the basis of 365 days), until such time as the Seller is paid the amounts due to it.

4.5	It is specifically recorded that if it is agreed between the Parties in writing or finally resolved in terms of clause 14 below, that the Seller is indebted to the Purchaser as a result of any breach of a Warranty or Specific Indemnity, the Purchaser shall be entitled to deduct the relevant amount so due and payable by the Seller as agreed and/or resolved (as the case may be) from the Balance (and accrued interest thereon) payable, and the Seller’s attorneys shall remit any such amount already deposited with the Seller’s attorneys in terms of clause 4.3 above to the Purchaser.

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4.6	The Purchase Price shall be apportioned as follows:
4.6.1	as to the Sale Claims, the face value of those Sale Claims as at the Effective Date;

4.6.2	as to the Trading Claims, the face value of those Trading Claims as at the Effective Date; and

4.6.3	as to the Sale Shares, the remainder of the Purchase Price.
4.7	The Purchaser shall pay to the Seller, free of exchange or deduction, the Purchase Price, in ZAR, by way of electronic funds transfer directly into the Seller’s attorneys’, Bowman Gilfillan Inc’s, trust account, the details of which are as follows:
Account Holder — Bowman Gilfillan Inc. Bank: Branch Code: Account No: Ref:
5.	INTERIM PERIOD
5.1	The Seller shall ensure that during the period between the Signature Date and the Implementation Date (“the Interim Period”):
5.1.1	no payment or distribution of whatever nature (whether in cash or in specie), or repayment of any loan account, shall be made or promised by the Companies to the Seller (save for the repayment of trading claims on normal due date and in the ordinary course of business);

5.1.2	the Companies continue to conduct their respective businesses in the ordinary course, and neither of them, nor any of the Subsidiaries-
5.1.2.1	shall dispose of any material asset other than trading stock;

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5.1.2.2	shall change their standard terms and conditions of trade in any material respect;

5.1.2.3	shall dispose of any trading stock at a price lower than the price that would be charged by the relevant Company in the ordinary course of business (excluding disposals by Maxweld to Unique); and

5.1.2.4	shall incur any debt, whether actual or contingent, save as specifically disclosed to the Purchaser, or which incurral of debt forms part of the ordinary course of business of the Companies.
5.2	The Purchaser warrants, as at the Effective Date and the Implementation Date that during the period between 1 July 2006 and the Signature Date, neither Company shall have written off and/or in any way adjusted the trade payables of that Company and/or the Subsidiaries.
6.	DELIVERY AND CLOSING
6.1	On the Implementation Date at the Implementation Time, a meeting shall be held at the offices of Bowman Gilfillan Inc. in Sandton or at such other place as may be agreed between the Parties, at which the following matters shall be completed by them in the following order of priority:
6.1.1	the Purchaser shall perform its obligations set out in clause 4.1.1 and provide to the Seller valid proof, reasonably satisfactory to the Seller, of the payment having been made;

6.1.2	the Seller shall then deliver to the Purchaser:
6.1.2.1	the share certificates for the Sale Shares (in respect of which the “non-resident” endorsement shall have been cancelled by an authorised dealer of the South African Reserve Bank), together

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with such duly executed transfer forms as may be required for the lawful transfer of such shares to the Purchaser;

6.1.2.2	original letters of resignation of all the directors appointed to the boards of the Companies and the Subsidiaries (the costs of which resignations shall, for the sake of clarity, be borne solely by the Seller);

6.1.2.3	a written cession in respect of the Sale Claims and the Trading Claims, signed by the Seller as cedent, reflecting the Purchaser as cessionary;

6.1.2.4	a certified copy of a resolution duly passed by its board of directors, pursuant to which it is resolved that the Seller enters into this Agreement (a final draft of which shall have been circulated to the board), and that a specified person is authorised to sign this Agreement for and on behalf of the Seller;

6.1.2.5	resolutions, which may be subject to the implementation of this clause 6, passed by the board of directors of each Company approving of the following matters:
6.1.2.5.1	the transfer of the Sale Shares from the Seller to the Purchaser, and accordingly the registration in that Company’s register of members of the Purchaser as the holder of the Sale Shares;

6.1.2.5.2	the cession of the Sale Claims and the Sale Trading Sale Claims from the Seller to the Purchaser;

6.1.2.5.3	the appointment to each Company’s board of directors of directors nominated by the Purchaser;

6.1.2.5.4	the resignation of the directors referred to under clause 6.1.2.2;

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6.1.2.5.5	generally approving the transactions set out in this Agreement; and
6.1.3	the Purchaser shall deliver to the Seller a certified copy of a resolution duly passed by its board of directors, pursuant to which its is resolved that the Purchaser enters into this Agreement (a final draft of which shall have been circulated to the board), and that a specified person is authorised to sign this Agreement for and on behalf of the Purchaser.
6.2	To the extent that the Seller has any other records, documentation or information of whatever nature pertaining to the Companies in its possession, such records, documentation and information shall be delivered to the Purchaser at the meeting to be held on the Implementation Date. For the sake of clarity, possession and ownership of the Sale Equity shall transfer to the Purchaser against receipt of payment of the portion of the Purchase Price set out in clause 4.1.1 above.
7.	WARRANTIES, RELEASE FROM DISCLOSED GUARANTEES, INDEMNITIES AND CLAIM LIMITATIONS
7.1	Warranties
7.1.1	The Seller binds itself to the Purchaser in accordance with the Warranties set out in the Warranty Schedule.

7.1.2	Each Warranty given by the Seller in terms of this Agreement:
7.1.2.1	shall be a separate Warranty and shall in no way be restricted or limited by the provisions of any other Warranty; and

7.1.2.2	shall, unless otherwise expressly stated, be a continuing warranty applying as at the Effective Date, the Signature Date and the Implementation Date;

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7.1.2.3	shall be deemed to be a material Warranty which has induced the Purchaser to enter into this Agreement.
7.2	Indemnities
7.2.1	Subject to clause 7.4, the Seller hereby indemnifies the Purchaser and undertakes to hold the Purchaser harmless in respect of any loss, costs, claims, demands, liabilities, direct damage or expense which the Purchaser may suffer or incur as a result of or in relation to the breach of any Warranty.

7.2.2	Without limiting the generality of clause 7.2.1 above, the Seller hereby indemnifies and undertakes to hold the Purchaser harmless in respect of any loss, costs, claims, demands, liabilities, direct damage or expense (including legal cost on an attorney and own client scale) (hereafter referred to as “costs”) which the Purchaser or the Companies or the Subsidiaries may suffer or incur as a result of:
7.2.2.1	Any deficit in the pension fund for employees of the Companies and the Subsidiaries, to the extent that such deficit is attributable to the period up until the Effective Date (in which event the Seller shall be obliged to pay the relevant amount of such deficit directly to the relevant Company on written demand by the Purchaser), provided that the Seller’s liability in this regard shall not exceed an aggregate of R500,000.00 (five hundred thousand Rand);

7.2.2.2	Each Company and each of the Subsidiaries’ tax affairs (including all forms of taxes and levies including but not limited to income tax, capital gains tax, withholding taxes, value-added tax, stamp duties, transfer duty, secondary tax on companies, donations tax, employees tax, RSC levies, customs and excise duty, and any similar tax, levy or impost) not being in order and up to date for the period up until the Effective Date, and in particular, as a result of: (1) all such taxes and levies due and payable as at the Effective Date not having been duly and

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correctly paid; and/or (2) any interest or penalty will or may be levied by the SARS arising from or in respect of non-compliance by the Companies and/or the Subsidiaries with the provisions of any legislation pertaining to the imposition of any such tax or levy arising or accruing up until the Effective Date. If any of the costs contemplated in this Specific Indemnity arise, the Seller shall immediately become obliged to refund the relevant amount of such costs to the Company or Subsidiary liable to make the relevant payment to SARS, upon receipt of a written demand to that effect from the Purchaser, provided that the Seller’s liability in terms of this clause 7.2.2.2 shall not exceed an aggregate of R3,000,000.00 (three million Rand);

7.2.2.3	The Companies and the Subsidiaries not having duly and properly complied with all occupational health and safety legislation for the period up until the Implementation Date plus a further period (“OHS period”) until the expiry of the sixth calendar month following the calendar month in which the Implementation Date occurs, provided that the Seller’s liability in terms of this clause 7.2.2.3 shall not exceed an aggregate of R150 000,00 (one hundred and fifty thousand Rand);

7.2.2.4	The Companies and/or the Subsidiaries putting the relevant measures in place, and taking the appropriate steps, during the OHS period, to ensure that the Companies and the Subsidiaries comply with all occupational health and safety legislation provided that:
7.2.2.4.1	the Purchaser shall be obliged to procure that the implementation of the aforementioned measures are commenced with as soon as reasonably possible after the Implementation Date;

7.2.2.4.2	if the Purchaser fails to comply with its obligation in terms of clause 7.2.2.4.1 and any indemnity claim arises in terms of

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clause 7.2.2.3 above as a result of an accident occurring during the OHS period, the Seller shall not be obliged to indemnify the Purchaser in terms of clause 7.2.2.3 above, provided that the Seller’s liability in terms of this clause 7.2.2.4 shall not exceed an aggregate of R150 000,00 (one hundred and fifty thousand Rand);
7.2.2.5	Any fraudulent or grossly negligent disclosure or non-disclosure made by the Seller to induce the Purchaser in entering into this Agreement;

7.2.2.6	Any claim or legal proceeding of any nature being instituted by Air Liquide against Unique or the Purchaser and found in favour of Air Liquide, where such claim pertains to the acquisition by the Purchaser of the Sale Equity and/or any alleged pre-emptive right that Air Liquide may have to acquire all or any portion of the Sale Equity (provided for the avoidance of doubt that this Specific Indemnity shall include all legal costs on an attorney and own client scale, plus VAT, incurred by Unique in defending or responding to such claim or proceeding).
7.3	Warranty and Specific Indemnity Procedure

The Seller agrees that if the Purchaser (“the Indemnified Party”) becomes aware of any matter which may give rise to a claim against the Seller (“the Other Party”) resulting from any breach of Warranty or Specific Indemnity, notice of the claim and full details of it shall be given by the Indemnified Party to the Other Party as soon as reasonably possible after the Indemnified Party becomes aware of it and the Other Party shall be entitled to defend, settle or compromise any such claim acting in its own discretion, provided that, if the claim in question arises out of or is connected with a claim by, or liability to, a third party:
7.3.1	the claim shall not be compromised or settled without the consent of the Indemnified Party, which consent shall not be unreasonably withheld

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(provided that the Other Party shall be liable to reimburse the Indemnified Party in respect of any legal costs on an attorney and own client scale, plus VAT thereon, incurred by the Indemnified Party in defending or responding to such claim);

7.3.2	the Other Party shall afford the Indemnified Party the opportunity of consulting with the Other Party in relation to the defence of any such claim; and

7.3.3	the Indemnified Party shall provide the Other Party with reasonable access to its employees, files and records pertinent to the defence of any such claim, and the Indemnified Party shall use reasonable endeavours to facilitate the appearance of any employee as a witness in any litigation proceedings instituted in connection with such claim if so requested by the Other Party.
7.4	Limitation on Warranty and Indemnity Claims

Save for a breach of Warranty 1.4 (Sale Shares, the Trading Claims and Sale Claims), the following indemnity claim limitations shall apply:
7.4.1	The indemnity in clause 7.2.1 shall not apply to the extent that any such loss, costs, claims, demands, liabilities, damage or expense has been provided for in the Effective Date Accounts or has otherwise been disclosed to the Purchaser. The limitation in this clause 7.4.1 does not apply to the Specific Indemnities.

7.4.2	The Seller’s aggregate liability for damages arising from a breach of Warranty under this Agreement will not exceed an amount equal to 10% (ten percent) of the Purchase Price. The limitation in this clause 7.4.2 does not apply to the Specific Indemnities.

7.4.3	The Seller shall be under no liability in respect of the indemnities provided for in clause 7.2 above unless the amount of the relevant claim in respect of such loss, costs, claims, demands, liabilities, damage or expense giving rise to an indemnity claim, or the accumulated aggregate amount of all relevant

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claims made prior thereto, exceed 1% (one percent) of the Purchase Price, following which the excess amount of such accumulated claims and all future claims against the Seller shall be recoverable as provided for in this Agreement. The limitation in this clause 7.4.3 does not apply to the Specific Indemnities.

7.4.4	The Purchaser shall, notwithstanding the provisions of clause 14.8, not be entitled to damages whether for breach of Warranty, breach of Specific Indemnity, or to indemnification for a breach with respect to a Warranty under clause 7.2 in the event that:
7.4.4.1	a claim for damages or indemnification is not made in writing within:
7.4.4.1.1	in relation to claims arising from clause 7.2.1, 1 (one) year after the Implementation Date;

7.4.4.1.2	in relation to claims arising from clause 7.2.2 (other than clauses 7.2.2.2 and 7.2.2.6), 1 (one) year after the Implementation Date;

7.4.4.1.3	in relation to claims arising from clause 7.2.2.2, 3 (three) years after the Implementation Date, provided that the Seller shall indemnify the Purchaser in relation to such claim for a further period of 1 (one) year after the expiry of the 3 (three) year term provided for herein;

7.4.4.1.4	in relation to claims arising from clause 7.2.2.6, 6 (six) months after the Implementation Date, provided that the Seller shall indemnify the Purchaser in relation to such claim for a further period of 1 (one) year after the expiry of the 6 (six) month term provided for herein; and/or
7.4.4.2	arbitration proceedings in connection with any claim for damages or indemnification are not initiated (by way of the delivery of an

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arbitration notice as contemplated in clause 14.3) within 6 (six) months of the relevant claim being rejected by the Seller in writing.
The Purchaser’s notice of a claim pursuant to clause 7.4.4.1 shall set out such particularity as may be reasonably necessary to enable the Seller to properly consider the claim, without prejudice to the Seller’s rights to request further particularity (but the lack of particularity shall not render defective or nullify any such notice). If the Seller requires any further or additional particularity in respect of any such claim for any purpose contemplated in this clause 7, the Seller shall notify the Purchaser accordingly (together with such particularity as may be reasonably necessary to enable the Purchaser to consider the request) within 14 (fourteen) days.
7.5	Release from Suretyships, Indemnities and Guarantees
7.5.1	The Purchaser undertakes to use its best endeavours to procure, within 7 (seven) days after it becomes aware of any suretyship, indemnity, guarantee, and/or co-principal debtor undertaking (hereinafter the “Guarantee Undertaking”) given by the Seller in connection with the obligations of any Company or Subsidiary prior to the Effective Date, the release of the Seller from any such Guarantee Undertaking, to the extent that any obligation or liability arising under the Guarantee Undertaking:
7.5.1.1	relates to an obligation or liability of a Company or Subsidiary which arises after the Effective Date and for which the Seller is not otherwise liable in terms of this Agreement; or

7.5.1.2	relates to an obligation or liability provided for in the Effective Date Accounts and for which the Seller is not otherwise liable in terms of this Agreement.
7.5.2	Pending the release contemplated in clause 7.5.1, or should any person refuse to or fail to release the Seller as contemplated in clause 7.5.1, the Purchaser hereby indemnifies the Seller in question against all obligations

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and/or liabilities from which the Purchaser is obliged to procure the release of the Seller in terms of clause 7.5.1.
8.	FUNDING
8.1	The Parties record that the Purchaser has provided to the Seller a written undertaking from the Bank that, subject to this Agreement becoming unconditional in accordance with its terms:
8.1.1	the Bank has approved a funding facility for a minimum period of 3 (three) years in the amount of at least R144 446 000 (one hundred and forty four million four hundred and forty six thousand Rand) in favour of the Purchaser and/or its nominee; and

8.1.2	that the Purchaser and/ or its nominee has an amount of R44 446 000 (forty four million four hundred and forty six thousand Rand) available to it for the exclusive purposes of fulfilling its obligations under this Agreement.
8.2	The Purchaser undertakes to timeously and fully comply with all terms of the facility granted to it and specified in clause 8.1, and hereby indemnifies and holds the Seller harmless for all costs (including attorney and own client legal costs), damages and loss sustained by the Seller in respect of and/or arising from any failure or omission by the Purchaser and/or its nominee to comply with the provisions of that facility unless such failure or omission is caused by the fraudulent misconduct or gross negligence of the Seller.
9.	TRADING NAME

The Parties record that simultaneously with the signature by the Parties of this Agreement, the Seller, the Purchaser and Unique have entered into an “Intellectual Property Licence Agreement” on the terms set out in Annexure “B” hereto and in terms of which the Seller has licensed to Unique a royalty-free right to use the name “Thermadyne SA” in South Africa for a period of 3 (three) years from the Implementation Date.

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10.	CHANGE OF NAME
10.1	Forthwith after the Last Balance Payment Date, or, if the license set out in Annexure “B” hereto is extended, the date of termination of the license, the Purchaser shall cease using the name “Thermadyne SA” and shall procure that the trading name and style of Unique is changed to such other trading name and style so as not to reflect the name “Thermadyne” in its composition, and shall register such change of name with the Registrar of Companies and Close Corporations.

10.2	In the event that the supply relationship between the Parties terminates for any reason, then in that event the Company will, to the extent that “Thermaweld branding is used on the products, for a period of 2 (two) years after such termination, place on its products immediately below the name “Thermaweld” an easily viewed disclaimer stating as follows:
“Thermaweld (Pty) Ltd is in no way associated with Thermadyne Industries Inc, a US corporation.”.
11.	ASSISTANCE

The Purchaser undertakes to procure that the Seller is given all reasonable assistance as is required by the Seller from the Companies in order to enable the Seller to complete the work necessary to prepare its financial statements and other statutorily required documentation. Such assistance shall include reasonable access to the Companies’ employees, files and records pertinent to the preparation of such documents, and the Purchaser shall use reasonable endeavours to facilitate that the Seller is given such assistance by the relevant employees of the Companies.
12.	ANNOUNCEMENTS
12.1	Neither Party shall make any public announcement or statement about this Agreement or its contents without first having obtained the other Party’s prior

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written consent to the public announcement or statement and to its contents, provided that such consent may not be unreasonably withheld or delayed.
12.2	Unless the Parties agree otherwise, the content of this Agreement shall not be disclosed to Air Liquide.
13.	CONFIDENTIALITY
13.1	Subject to the provisions of clause 13.2, each Party shall hold in confidence all documents, communications, materials and other information, whether technical or commercial, supplied by or on behalf of the other Party, and/or any confidential information obtained by the Seller in its capacity as sole shareholder of the Companies until the Implementation Date, and all matters referred to in this Agreement (the “Confidential Information”) and shall not, except with that other Party’s written consent (which consent shall not be unreasonably withheld), publish or otherwise disclose the same otherwise than as expressly provided for in this Agreement.

13.2	A Party shall be entitled to disclose any data or information acquired by it under or pursuant to this Agreement or information relating to a dispute arising under this Agreement following reasonable consultation with the other Party if such disclosure is made in good faith and in each case only to the extent reasonably necessary in the circumstances:
13.2.1	as may be required by any recognised stock exchange or other applicable regulatory authority or any taxation authority;

13.2.2	to the extent required by law or pursuant to any order of any court of competent jurisdiction;

13.2.3	to any government or governmental authority if required by applicable law;

13.2.4	to its employees, directors or consultants and those of the Companies to the extent essential to the performance of their responsibilities in a manner

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consistent with the provisions of this Agreement and subject to confidentiality protections no less stringent than those applicable to such Party’s own Confidential Information; and
13.2.5	to any lenders, security trustee, bank or other financial institution from which such Party is obtaining finance upon obtaining a confidentiality undertaking equivalent to clause 13.1.
13.3	The confidentiality obligations contained in this clause 13 shall not apply to any information which is or becomes part of the public domain otherwise than due to a breach by the Party disclosing the information.

13.4	The rights and obligations contained in this clause 13 shall endure for any Confidential Information, even after the termination of this Agreement, for a period of 2 (two) years from the Signature Date.
14.	GOVERNING LAW AND DISPUTE RESOLUTION
14.1	The Parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of South Africa (notwithstanding any conflict of law principles which may apply).

14.2	Any dispute (“a dispute”) between the Parties arising in connection with this Agreement or the subject matter hereof shall be submitted to and determined by arbitration in accordance with this clause 14. For the purpose hereof the term “dispute” shall be interpreted in the widest sense and shall include any dispute or difference in connection with or in respect of the conclusion or existence of this Agreement, the carrying into effect of this Agreement, the interpretation or application or the provisions of this Agreement, the Parties respective rights and/or obligations in terms of and/or arising out of this Agreement and/or the validity, enforceability, rectification, termination or cancellation, whether in whole or in part, of this Agreement.

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14.3	Either Party (“the Referring Party”) shall be entitled to refer a dispute to arbitration in terms of this clause 14 by notifying the other Party in writing of its intention to refer such dispute to arbitration (“the Arbitration Notice”). The Arbitration Notice shall include the names of not less then 5 (five) natural persons which the Referring Party proposes for appointment as arbitrator (“the Arbitrator”).

14.4	Should the Parties fail to agree to an arbitrator within 5 (five) Business Days of the Arbitration Notice, the Arbitrator shall be appointed, at the written request of either Party (which request shall be copied to the other Party), by the Chairman for the time being of the Johannesburg Bar Council (or its successor); subject to the proviso that the Arbitrator so appointed by the said Chairman shall be a practising Senior Counsel of not less than 10 (Ten) years standing or a retired judge.

14.5	Unless otherwise expressly agreed by the Parties in writing:
14.5.1	the arbitration proceedings contemplated herein shall be held at Sandton, South Africa and shall be conducted under the Standard Rules of the Association of Arbitrators (“the Rules”);

14.5.2	the arbitration proceedings shall be conducted as expeditiously as possible but the time periods provided for in Section 23(a) of the Arbitration Act, 42 of 1965 (as amended) (“the Arbitration Act”) shall not apply thereto;

14.5.3	the decision of the Arbitrator shall be final and binding and there shall be no right of appeal (notwithstanding the provisions of the applicable rules);

14.5.4	the Arbitrator shall have the power to direct that either of the Parties shall bear the costs and charges of the proceedings in question in his sole discretion and shall be entitled to direct that the costs and charges be shared by the Parties in such ratios as the Arbitrator may determine;

14.5.5	the Arbitrator shall be required to provide written reasons for his/her judgement, and the Parties shall use reasonable endeavours to procure that the Arbitrator does so.

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14.6	The provisions of this clause 14 shall prevail to the extent of there being any conflict between the Rules and this clause 14.

14.7	Subject to the other provisions of this clause 14, the arbitration proceedings contemplated herein shall be held in accordance with the provisions of the Arbitration Act.

14.8	Without derogating from the provisions of clause 7.4.4, but without detracting from the effect (if any) of any other act taken by either Party which may affect the issue of prescription, the Parties irrevocably agree and acknowledge that the Arbitration Notice shall interrupt prescription and shall be deemed to constitute the service of a process for the purpose of interrupting prescription in terms of Section 13 of the Prescription Act, 68 of 1969 (or, as the case may be, the corresponding provision in any amendment thereto or in any replacement legislation).

14.9	The provisions of this clause 14:-
14.9.1	constitute an irrevocable consent by the Parties to the arbitration proceedings contemplated in terms hereof and neither Party shall be entitled to withdraw from the provisions of this clause or claim at any such proceedings that it is not bound by this clause or such proceedings;

14.9.2	are severable from the rest of this Agreement and shall remain in effect despite the termination, cancellation, invalidity or alleged invalidity of this Agreement for any reason whatsoever.
14.10	Nothing in this clause 14 shall preclude either Party from seeking interim and/or urgent relief from a Court of competent jurisdiction and to this end the Parties hereby consent to the non-exclusive jurisdiction of the High Court of South Africa (Witwatersrand Local Division).

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15.	BREACH
15.1	Subject to the provisions of clauses 7 and 15.2, in the event of either Party (“the Defaulting Party”) committing a breach of any of the terms or conditions of this Agreement, and failing to compensate the other Party (“the Aggrieved Party”) fully with respect to such breach or otherwise failing to remedy such breach within 30 (thirty) days of receipt of written notice requiring it to rectify or remedy such breach, or, if such breach cannot with reasonable diligence be remedied within such period, fail to commence such remedy within a period of 30 (thirty) days, and thereafter diligently prosecute same to completion, then and in such event the Aggrieved Party shall be entitled, subject to clause 15.2 below, either to claim specific performance of the terms of this Agreement or to cancel this Agreement forthwith on written notice and in either event, claim and recover damages from the Defaulting Party.

15.2	Notwithstanding anything to the contrary contained in this Agreement,
15.2.1	neither Party shall be entitled to cancel this Agreement on the grounds of a breach of a term of this Agreement or on the grounds of a breach of a Warranty, unless it is a material breach of such term / Warranty going to the root of this Agreement and:
15.2.1.1	an award of damages shall not serve to compensate the Aggrieved Party; or

15.2.1.2	such damages are not paid to the Aggrieved Party within 14 (fourteen) days of the final determination thereof (whether such determination is by way of written agreement between the Parties or by way of an order by a court of competent jurisdiction or an award pursuant to the arbitration provisions provided for in clause 14); and
15.2.2	neither Party shall be entitled to cancel this Agreement unless such breach, when taken together with any other such breaches, shall give rise to liabilities exceeding R43 333 333,00; and

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15.2.3	for the sake of clarity, no breach by either Party of any trading terms arising out of or in relation to their future trading relationship shall constitute a breach of the provisions of this Agreement.
16.	GENERAL
16.1	Remedies
No remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available under any law. Each remedy shall be cumulative and in addition to every other remedy given under this Agreement or under any existing or future law. The election of any one or more remedy by either of the Parties shall not constitute a waiver by such Party of the right to pursue any other remedy.
16.2	Severance
If any provision of this Agreement, which is not material to its efficacy as a whole, is rendered void, illegal or unenforceable in any respect under any law, it shall be deemed to be severed and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the Parties shall endeavour in good faith to agree an alternative provision to the void, illegal or unenforceable provision.
16.3	Survival of Rights, Duties and Obligations
Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to such Party or which thereafter may accrue in respect of any act or omission prior to such termination.

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16.4	Entire Agreement
This Agreement (including its annexures) contains the entire agreement between the Parties as regards the import hereof, and supersedes any prior written or oral agreement between them in relation to the transaction and the matters dealt with in this Agreement. Save as expressly provided for in this Agreement, neither Party shall have any claim or right arising from any undertaking, representation or warranty not included in this Agreement.
16.5	Non-variation
Save as otherwise expressly provided, no agreement to amend, add to or otherwise vary or waive any of the provisions of this Agreement or to cancel or terminate it shall be effective unless made in writing and duly signed by the Parties or on their behalf by their duly authorised agents.
16.6	Assignment
Save as otherwise expressly provided in this Agreement, neither Party may cede or delegate this Agreement or any of its rights and obligations under it without the prior written consent of the other.
16.7	Further Assurance
Each Party shall co-operate with the other Party and execute and deliver to the other Party such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.
16.8	Successors Bound
This Agreement shall be binding on and shall inure for the benefit of the successors and permitted assigns of each of the Parties.

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16.9	Interest

Save where otherwise specifically provided for in this Agreement, any amounts due and owing by any Party to the other Party in terms of this Agreement which are not paid on the due date thereof shall attract interest at Prime from the due date to the date of payment.
17.	ADDRESSES FOR LEGAL PROCESS AND NOTICES
17.1	The Parties choose for the purposes of this Agreement the following addresses and telefax numbers:

17.1.1	The Seller:	Suite 300
16052 Swingley Ridge Road
St Louis
Missouri
63017
United States of America

Attention: the CEO and the General Counsel
Telefax No: (091) 636 728 3010

17.1.2	The Purchaser:	Building IV Morningview Office Park
Middle Road
Morningside
2196

Attention: Nkosi-Yawo Gugushe
Telefax No: (+2711) 884 4923
17.2	Any legal process to be served on the Parties may be served on it at the address specified for it in clause 17.1 and it chooses that address as its domicilium citandi et executandi for all purposes under this Agreement.

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17.3	Any notice or other communication to be given to the Parties in terms of this Agreement shall be valid and effective only if it is given in writing, provided that any notice given by telefax shall be regarded for this purpose as having been given in writing.
17.4	A notice to either Party which is delivered to the Party by hand at that address shall be deemed to have been received on the day of delivery, provided it was delivered to a responsible person during ordinary business hours.
17.5	Each notice by telefax to a Party at the telefax number specified for it in clause 17.1 shall be deemed to have been received (unless the contrary is proved) within 4 (four) hours of transmission if it is transmitted during normal business hours of the receiving Party or within 4 (four) hours of the beginning of the next Business Day after it is transmitted, if it is transmitted outside those business hours.
17.6	Notwithstanding anything to the contrary in this clause 17, a written notice or other communication actually received by either Party (and for which written receipt has been obtained) shall be adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.
17.7	Either Party may by written notice to the other Party change its address for the purposes of clause 17.1 to any other address (other than a post office box number) provided that the change shall become effective on the 7th (seventh) day after the receipt of the notice.
18.	COSTS
18.1	Each Party shall pay its own costs incurred in the negotiation and preparation of this Agreement.
18.2	Any stamp duty payable with respect to the acquisition of the Sale Shares by the Purchaser shall be borne by the Purchaser.

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19.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart.
SIGNED at St.Louis, Mo on 5th February 2007.

For: THERMADYNE INDUSTRIES, INC.
/s/ PATRICIA S. WILLIAMS
Signatory: PATRICIA S. WILLIAMS
Capacity: VICE PRESIDENT, GENERAL COUNSEL Authority: RESOLUTION

SIGNED at SANDTON on 5TH FEBRUARY 2007.

For:	THERMAWELD INDUSTRIES (PROPRIETARY) LIMITED

/s/ N. GUGUSHE
Signatory: N. GUGUSHE
Capacity: DIRECTOR Authority: RESOLUTION

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